EXHIBIT 21

                  SUBSIDIARIES OF CALTON, INC.

Calton Homes, Inc.                     Calcap XXXII, Inc.
Calcap Commercial Management, Inc.     Calcap XXXIII, Inc.
Calton Homes of Florida, Inc. (1)      Calcap XXXIV, Inc.
Calton Homes of Pennsylvania, Inc. (2) Calcap 36, Inc.
Calton Homes of Pennsylvania at        Calcap 42, Inc.
 Pennway, Inc. (2)                     Calcap 46, Inc.
Calton Homes of California, Inc. (3)   Calcap 48, Inc.
Calton California Equity Corp. (3)     Calton General, Inc.
Calton Manzanita Corp. (3)             Calton Funding, Inc.
Calton Tamarack Corp. (3)              Talcon Assignment, Inc.
Calton Lindenwood Corp. (3)            Calton Homes of Chicago, Inc. (5)
Calton Homes of Tampa, Inc. (1)        Haddon Group of Virginia, Inc.
Calton Homes Finance, Inc.             Wagner Joint Venture
Calton Homes Finance II, Inc.          Pennway Joint Venture, L.P.
Calton Capital, Inc.                   Talcon Title, L.P.
Calton Capital II, Inc.                Talpro 31, L.P.
Calcap VII, Inc.                       Talpro 32, L.P.
Calcap X, Inc.                         Talpro 33, L.P.
Calcap XV, Inc.                        Talpro 34, L.P.
Calcap XXXI, Inc.                      Talpro 48, L.P.

All subsidiaries are incorporated or organized under the laws of the State of New Jersey, except those marked with a (1), (2), (3), (4) and (5), which are incorporated under the laws of Florida, Pennsylvania, California, Delaware and Illinois, respectively.